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EXHIBIT 99.A.1.

                 Form of Certificate of the Resolution of the Board of Directors establishing the VUL segment of the Separate Account.



The undersigned hereby certifies that she is the Secretary of Massachusetts Mutual Life Insurance Company (the "Company"); that the following vote was adopted by means of an instrument of unanimous written consent of the Board of
Directors of the Company dated                    ; and that the said vote has
been neither rescinded nor modified, but remains in full force and effect:

     VOTED:

           That in connection with the development of a new variable universal life insurance product (the "VUL Policy"), the Company establish a segment of Massachusetts Mutual Variable Life Separate Account I (the "Separate Account") in order to invest contributions received under the VUL Policy; that the appropriate officers of the Company be, and each acting singly hereby is, authorized to execute all documents or take any other action which said officer deems necessary or advisable in order to permit the sale of the VUL Policy, including the filing of registration statements or amendments thereto with the United States Securities and Exchange Commission or other appropriate regulatory authorities; and that the chief executive officer or the chief operating officer of the Company be, and each acting singly hereby is, authorized to establish additional segments of the Separate Account or further divide any segment of the Separate Account into additional divisions, as such officer in his discretion deems necessary or appropriate.


IN WITNESS WHEREOF, I have hereunto affixed my hand and the seal of the Company
this    day of



                               Secretary